This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.
Capped Knock-In Return Enhanced Notes Linked to EURO
STOXX50[R] Index due October 13, 2016
The notes are designed for investors who seek a return of
either 2 or 3 times the appreciation of the closing level
the Index, up to the applicable Maximum Return on the
notes, depending on whether the closing level of one share
of the Index has declined by 5% or more from the Initial
Index Level during the approximately three-month Monitoring
Period (i.e., a Knock-in Event has occurred). Investors
should be willing to forgo interest and dividend payments
and, if the Final Index Level is less than the Initial
Index Level, be willing to lose some or all of their
principal. Any payment on the notes is subject to the
credit risk of JPMorgan Chase and Co.
Trade Details/Characteristics Hypothetical Return for the
Notes at Maturity

[GRAPHIC OMITTED]

Index:
Upside Leverage Factor:
Maximum Return:

 Knock-In Event:

 Monitoring Period:
Payment at Maturity:

Pricing Date:
Ending Averaging Dates:

Preliminary Termsheet

The EURO STOXX50[R] Index (Bloomberg Ticker: SX5E)
if a Knock-In Event has not occurred, 2; or if a Knock-In
Event has occurred, 3.
At least 17.06% .
The Maximum Return will equal:
[] if a Knock-In Event has not occurred, 17.06% . For
example, if the Index Return is equal to or
greater than 8.53% and a Knock-In Event has not occurred,
you will receive the Maximum Return of
17.06%, which entitles you to a maximum payment at maturity
of $1,170.60 per $1,000 principal
amount note; or
[] if a Knock-In Event has occurred, 25.59% . For example,
if the Index Return is equal to or greater
than 8.53% and a Knock-In Event has occurred, you will
receive the Maximum Return of 25.59%,
which entitles you to a maximum payment at maturity of
$1,255.90 per $1,000 principal amount
note
A Knock-In Event occurs if the closing Level of one share
of the Index is equal to or less than 95% of
the Initial Index Level on any day during the Monitoring
Period.
The period from but excluding the Pricing Date to and
including September 28, 2015
If the Final Index Level is greater than the Initial Index
Level, at maturity you will receive a cash
payment that provides you with a return per $1,000
principal amount note equal to the Index Return
multiplied by the applicable Upside Leverage Factor,
subject to the applicable Maximum Return.
Accordingly, if the Final Index Level is greater than the
Initial Index Level, your payment at maturity
per $1,000 principal amount note will be calculated as
follows:
$1,000 + ($1,000 [] Index Return [] Upside Leverage
Factor), subject to the applicable Maximum
If the Final Index Level is equal to the Initial Index
Level, you will receive the principal amount of your
notes at maturity.
Your investment will be fully exposed to any decline in the
Level of the Index. If the Final Index Level
is less than the Initial Index Level, you will lose 1% of
the principal amount of your notes for every 1%
that the Final Index Level is less than the Initial Index
Level, and your payment at maturity per $1,000
principal amount note will be calculated as follows:
$1,000 + ($1,000 [] Index Return)
You will lose some or all of your principal at maturity if
the Final Index Level is less than the Initial
Index Level.

June 26, 2015
October 03, 2016, October 04, 2016, October 05, 2016,
October 06, 2016, and October 07, 2016
(the Final Ending Averaging Date)
http://www.sec.gov/Archives/edgar/data/19617/00009501031500
4953/dp57295_fwp-0632.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations

The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss.
[] Your maximum gain on the notes is limited to the
applicable Maximum Return.
[] The upside leverage factor and maximum return will not
be determined until the end of the approximately
three-month monitoring
period.
[] You will not benefit from the occurrence of a knock-in
event unless the Final Index Level is greater than the
Initial Index Level.

[] The notes are subject to the credit risk of JPMorgan
Chase and Co.
[] The notes do not guarantee any return of principal. The
return on the notes at maturity is linked to the
performance of the Reference
Index and will depend on whether, and the to extent to
which, the Index Return is positive or negative.
[] JPMS's estimated value of the Notes will be lower than
the original issue price (price to public) of the Notes.

[GRAPHIC OMITTED]

(1) A Knock-In Event occurs if the closing level of one
share of the Index is equal to or less than 95% of the
Initial Index Level on any day during the Monitoring
Period.

The above table illustrates the hypothetical total return
at maturity on the notes. The hypothetical total returns
set forth above assume an Initial Index Level of 3,600. If
the Final Index Level is greater than the Initial Index
Level, and a Knock-In Event has not occurred, the Upside
Leverage Factor will be 2 and the Maximum Return will be
17.06% . If the Final Index Level is greater than the
Initial Index Level, and a Knock-In Event has occurred, the
Upside Leverage Factor will be 3 and the Maximum Return
will be 25.59% . Each hypothetical total return is for
illustrative purposes only and may not be the actual total
return or payment at maturity applicable to a purchaser of
the notes. The numbers appearing in the above table have
been rounded for ease of analysis.

Risk Considerations
[] JPMS's estimated value does not represent future values
of the Notes and may differ from other's estimates.

[] Secondary Market Prices of the Notes will be impacted by
many economic and market factors.
[] The value of the Notes as published by JPMS (and which
may be reflected on customer account statements) may
be higher than JPMS's then-current estimated value of the
Notes for a limited time period.

[] Lack of Liquidity - The notes will not be listed on any
securities exchange. JPMS intends to offer the purchase
the
notes in the secondary market but it not required to do
so.
[] No interest payments - As a holder of the notes, you
will not receive any interest payments.
[] No dividend payments or voting rights.
[] Non-U.S. Securities Risk.
[] No direct exposure to fluctuations in foreign exchange
rates.

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement, underlying supplement
and term sheet if you so request by calling toll-free
866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. This
information is not intended to provide and should not be
relied upon as providing accounting, legal, regulatory or
tax advice. Investors should consult with their own
advisors as to these matters.
This material is not a product of J.P. Morgan Research
Departments. Filed pursuant to Rule 433 Registration
Statement No. 333-199966 Dated: June 23,2015